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Exhibit 99.1

              Famous Dave's Announces $6.0 Million Equity Financing

EDEN PRAIRIE, MN NOVEMBER 12, 2001 - Famous Dave's of America, Inc. (Nasdaq:
DAVE) announced today that it has raised $6.0 million in gross proceeds through a private sale of 1.0 million newly issued shares of common stock. No warrants were issued in connection with the financing. RBC Capital Markets acted as exclusive placement agent for the offering, which included the following institutional investors: Strong Capital Management, Oberweis Asset Management, Jess S. Morgan & Co., SF Capital Partners, Fort Point Capital Management and Ascend Capital. The Company will use the proceeds of the offering principally to fund the development of new restaurants.

"We are pleased to complete this offering with an outstanding group of institutional investors." said Martin O'Dowd, President and CEO of Famous Dave's. "We are now positioned to realize our full growth potential for fiscal 2002 and to continue the profitable national development of our Famous Dave's restaurants."

The shares of common stock have not been registered under the Securities Act of 1933, as amended, and cannot be offered or resold absent registration or an applicable exemption from registration. The Company plans to file a registration statement covering the shares of common stock. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company.

ABOUT FAMOUS DAVE'S OF AMERICA

Famous Dave's of America, Inc. (NASDAQ: Dave) owns, operates and franchises barbeque restaurants. The company currently owns 37 locations and franchises an additional 14 units in Alabama, Georgia, Illinois, Iowa, Maryland, Minnesota, Nebraska, South Dakota, Utah, Virginia and Wisconsin and has signed development agreements for an additional 58 franchised locations. Its menu features award-winning barbecued and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts.

Certain matters discussed within this press release, including statements regarding revenue and profit forecasts, new restaurant sites, restaurant openings and expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Famous Dave's of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave's expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, changes in local or national economic conditions, availability of financing and other risks detailed from time to time in the Company's SEC reports.